Exhibit 3.1

THE MACERICH COMPANY

ARTICLES OF AMENDMENT

The Macerich Company, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation is hereby amended by deleting Article SEVENTH, subsection (b) in its entirety and inserting the following in lieu thereof:

“(b)  Charter Amendments.  The Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including, without limitation, any amendment altering the terms or contract rights, as expressly set forth in its charter, of any shares of outstanding stock by classification, reclassification or otherwise.  All rights and powers conferred by the charter on stockholders, directors and officers are granted subject to this reservation.  Except as set forth below and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the charter, any amendment to the charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.  Any amendment to (i) subsection (d) of Article SIXTH of the charter, (ii) the charter regarding the vote required to approve any merger, statutory share exchange, consolidation, conversion, sale of all or substantially all of the Corporation’s assets or any other transaction (other than dissolution) that requires stockholder approval under Maryland law by a vote of at least two-thirds of all the votes entitled to be cast on the matter or (iii) this sentence shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast two-thirds of all the votes entitled to be cast on the matter.”

SECOND:  The charter of the Corporation is hereby amended by deleting Article NINTH in its entirety and inserting the following in lieu thereof:

“NINTH:  The Corporation shall have perpetual existence.  The Corporation shall be subject to dissolution at any time if declared advisable by a majority of the entire Board of Directors and approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon.”

THIRD:  The amendment to the charter of the Corporation as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH:  The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters of facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Senior Executive Vice President, Chief Legal Officer and Secretary and attested to by its Senior Vice President and Assistant Secretary on this 30th day of May, 2014.

ATTEST:		THE MACERICH COMPANY

/s/ Madonna Shannon		By:	/s/ Thomas J. Leanse
Name:	Madonna Shannon	Name:	Thomas J. Leanse
Title:	Senior Vice President and Assistant Secretary	Title:	Senior Executive Vice President, Chief Legal Officer and Secretary